Exhibit 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-54688, No. 333-00417, and No. 333-147986 on Form S-8 of our report dated June 27, 2013, relating to the financial statements and supplemental schedule of the GapShare 401(k) Plan, appearing in this Annual Report on Form 11-K of the GapShare 401(k) Plan for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
June 27, 2013